EXHIBIT 23.02

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Incentive Stock Plan and Employee Stock Purchase Plan of Opsware Inc. (formerly Loudcloud, Inc.) of our report dated February 21, 2003 (except for Note 14, as to which the date is April 9, 2003), with respect to the consolidated financial statements and schedule of Opsware Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Jose, California

April 30, 2003